FXY Invesco CurrencyShares Japanese Yen Trust As of June 30, 2018 Fund Description Growth of $10,000 WM/Reuters Japanese Yen Closing The Invesco CurrencyShares® Japanese Yen Trust Spot Rate* $20k (the “trust”) is designed to track the price of the $9,590 Japanese yen, and trades under the ticker CurrencyShares Japanese Yen Trust symbol FXY. The Japanese yen is the national $9,195 currency of Japan and the currency of the accounts of the Bank of Japan, the Japanese central bank. The Fund is rebalanced quarterly. $10k Fund Data Fund Symbol FXY Share Price $86.47 NAV Price $86.42 $0 Total Expense Ratio 0.40% ‘09 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 ‘18 CUSIP 46138W107 Listing Exchange NYSE Arca Data beginning 10 years prior to the ending date of June 30, 2018. Fund performance shown at NAV. Fund Performance & Index History (%) Fund YTD 1 year 3 year 5 year 10 year Inception Benchmark Index WM/Reuters Japanese Yen Closing Spot Rate 1.70 1.44 3.38 -2.15. Fund NAV 1.44 0.94 2.88 -2.59 -0.83 0.45 Market Price 1.56 1.10 2.90 -2.60 -0.82 0.45 Performance data quoted represents past performance, which is not a guarantee of future results. Investment returns and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than performance data quoted. See invesco.com for the most recent month-end performance numbers. Fund performance reflects applicable fee waivers, absent which the performance data quoted would have been lower. Returns less than one year are cumulative. The net asset value (NAV) and market close performance may differ from one another. A major reason for the difference is that timing discrepancies can exist between the NAV, which is calculated using the WM/Reuters closing spot rate, and the market close, which is calculated using closing price (last trade). Market price returns are based on the midpoint of the bid/ask spread at 4 p.m. ET and do not represent the returns an investor would receive if shares were traded at other times. As the result of a reorganization on April 6, 2018, the returns presented reflect performance of the Guggenheim predecessor fund. Invesco is not affiliated with Guggenheim. Issuer Free Writing Prospectus dated August 17, 2018 Filed Pursuant to Rule 433 Registration No. 333-211932 Fund Inception: Feb. 12, 2007 The benchmark index does not charge management WM/Reuters closing spot rate is the exchange rate of Index returns do not represent Fund returns. An fees or brokerage expenses, and no such fees or the U.S. dollar and the applicable foreign currency as investor cannot invest directly in an index. expenses were deducted from the performance shown; determined by WM/Reuters as of 4:00 p.m. London nor does the benchmark index lend securities, and no Time. WM/Reuters Japanese Yen Closing Spot Rate* revenues from securities lending were added to the performance prior to 11/13/2008 reflects the noon performance shown. In addition, the results actual Shares are not individually redeemable. Shares may buying rate as determined by the Federal Reserve investors might have achieved would have differed be acquired from the Fund and tendered for Bank of New York. From 11/13/2008 forward, the from those shown because of differences in the timing, redemption to the Fund in Creation and Redemption performance reflects that of the WM/Reuters amounts of their investments, and fees and expenses Units only, typically consisting of 50,000 Shares. Japanese Yen Closing Spot Rate AND IS NOT associated with an investment in the Fund. INTENDED FOR ANY THIRD PARTY USE.

FXY Invesco CurrencyShares Japanese Yen Trust As of June 30, 2018 Top Fund Holdings (%) Annual Index History (%) Weight WM/Reuters Japanese Yen Japanese Yen 100.00 Closing Spot Rate 2009 -2.63 2010 14.78 2011 5.41 2012 -11.02 2013 -17.73 2014 -12.34 2015 -0.33 2016 3.14 2017 3.54 2018 YTD 1.70 Potential Benefits Investors may wish to invest in the currency in order to take advantage of short–term tactical or long–term strategic opportunities. An investor who believes that the U.S. dollar is weakening relative to the currency may capitalize on the potential movement. An investor who believes that the currency is overvalued relative to the U.S. dollar may choose to sell CurrencyShares, including short sales, as permitted by the Securities and Exchange Commission (SEC). Investors are able to access the currency market through a traditional brokerage account and the shares trade daily on the NYSE Arca. About risk in USD at a time of low Japanese Yen prices could Alternatively, you may visit the Trust’s web site at CurrencyShares are subject to risks similar to those adversely affect the value of the Shares. invesco.com or the Trust will arrange to send you of stocks and may not be suitable for all investors. Substantial sales of Japanese Yen by the official sector the prospectus if you request it by calling toll free The value of the Shares relates directly to the value could adversely affect an investment in the Shares. 800 983 0903. of the Japanese Yen held by the Trust. Fluctuations The interest rate paid by the Depository, if any, may Invesco Specialized Products, LLC is the sponsor/issuer in the price of the Japanese Yen could materially not be the best rate available. If the Sponsor and Invesco Distributors, Inc. is the distributor for the and adversely affect the value of the Shares. determines that the interest rate is inadequate, then its Trust. Both firms are indirect, wholly owned The Japanese Yen/USD exchange rate, like foreign sole recourse is to remove the Depository and subsidiaries of Invesco Ltd. exchange rates in general, can be volatile and difficult terminate the Deposit Accounts. The WM/Reuters closing spot rates are provided by to predict. This volatility could materially and adversely The Fund is subject to certain other risks. Please see The World Markets Company LBC (WM) in conjunction affect the performance of the Shares. Investment in the current prospectus for more information regarding with Reuters and are used for certain currencies (the foreign exchange related products is subject to many the risks associated with an investment in the Fund. “rates”) displayed herein. WM and Reuters shall not be factors that contribute to or increase volatility, such as liable for any errors in delays in providing or making national debt levels and trade deficits, changes in The Fund is not a mutual fund or any other type of available the WM/Reuters closing spot rates nor for domestic and foreign interest rates, and investors’ investment company within the meaning of the any actions taken in reliance on the same. This expectations concerning interest rates, currency Investment Company Act of 1940, as amended, and information cannot be used, reproduced, distributed, exchange rates and global or regional political, is not subject to regulation thereunder. redistributed, licensed in any way without a written economic or financial events and situations. Shares in the Fund are not FDIC insured, may lose agreement with WM. If interest earned by the Trust does not exceed the value and have no bank guarantee. The Bank of New York Mellon is the Trustee and Trust’s expenses, the Trustee will withdraw Japanese The Trust has filed a registration statement JPMorgan Chase Bank, N.A., London Branch is the Yen from the Trust to pay these excess expenses, (including a prospectus) with the SEC for the Depository for the Trust. Invesco is not affiliated with which will reduce the amount of Japanese Yen offering to which this communication relates. Before the Trust’s Depository or Trustee. represented by each Share on an ongoing basis and you invest, you should read the prospectus in that This does not constitute a recommendation of any may result in adverse tax consequences for registration statement and other documents the investment strategy or product for a particular Shareholders. Trust has filed with the SEC for more complete investor. Investors should consult a financial If the Trust incurs expenses in USD, the Trust would be information about the issuer and this offering. You professional before making any investment decisions. may get these documents for free by visiting required to sell Japanese Yen to pay these expenses. EDGAR on the SEC website at sec.gov. Note: Not all products available through all firms or in The sale of the Trust’s Japanese Yen to pay expenses all jurisdictions. 800 983 0903 invesco.com P-FXY-PC-1 08/18